Exhibit 99.2

Diplomat Pharmacy in Final Stages of CEO Search Process

Jeff Park Resigns Voluntarily as Interim CEO

FLINT, Mich., May 8, 2018 — Diplomat Pharmacy, Inc. (NYSE: DPLO) (“Diplomat” or the “Company”) today announced that the Board is in the final stages of its search process for a permanent CEO and expects to name Diplomat’s next CEO by the end of this week.  The Company also announced that Jeff Park has resigned voluntarily as Interim CEO, effective Friday, May 11, 2018, but will remain a director on Diplomat’s Board.  After Mr. Park steps down, Atul Kavthekar, CFO of Diplomat, will temporarily assume the additional responsibilities of the CEO until the appointment of the new CEO is effective.

Ben Wolin, Chairman of the Board, said, “The Board has been encouraged by the high quality executives that we’ve met with throughout the search process, and we are now focused on an external candidate.”

Mr. Wolin added, “On behalf of my fellow Board members, I want to thank Jeff for his service and contributions to Diplomat as Interim CEO.”

The Company noted that it will not be commenting further on the search process until it is finalized.

Diplomat separately announced yesterday its financial results for the quarter ended March 31, 2018, and is holding a conference call to discuss its first quarter performance this morning at 8:00 a.m. Eastern Time.  Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 833-286-5805 (647-689-4450 for international callers) and referencing participant code 5178318 approximately 15 minutes prior to the call.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Diplomat’s expectations regarding the CEO search process.  The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information.  These statements are qualified by important risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements.  These risks and uncertainties include CEO succession planning and the dependence on our senior management and key employees, and the additional factors set forth in “Risk Factors” in Diplomat’s Annual Report on Form 10-K for the year ended December 31, 2017 and in subsequent reports filed with or furnished to the Securities and Exchange Commission.  Except as may be required by any applicable laws, Diplomat assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments, or otherwise.

About Diplomat

Diplomat (NYSE: DPLO) is the nation’s largest independent provider of specialty pharmacy services—helping patients and providers in all 50 states. The company offers medication management programs for people with complex chronic diseases and delivers unique solutions for manufacturers, hospitals, payers, providers, and more. Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients and the rest falls into place.” Today, that tradition continues—always focused on improving patient care and clinical adherence. For more information, visit diplomat.is.

INVESTOR CONTACT

Terri Anne Powers, Vice President, Investor Relations
Diplomat Pharmacy Inc.
312.889.5244 | tpowers@diplomat.is

MEDIA CONTACT

Jenny Cretu, Senior Vice President,

Pharma Services and Marketing

810.768.9370 | jcretu@diplomat.is